News Announcement for Immediate Release

For More Information Contact:

Marty Cohen
Vice President, Finance & Investor Relations
Delta Financial Corporation
516/364-8500
http://www.deltafinancial.com

DELTA FINANCIAL CORPORATION
CONSUMATES
EXCHANGE OFFER AND CONSENT SOLICITATION

Woodbury, NY – December 22, 2000 – Delta Financial Corporation (“Delta”) (NYSE: DFC) consummated the exchange offer (the “Exchange Offer”) of its 9½% Senior Notes due 2004 (the “Old Notes”) for its newly issued 9½% Senior Secured Notes due 2004 (the “Secured Notes”) and warrants (The "Warrants") to purchase shares of Delta’s common stock. The Exchange Offer expired on December 21, 2000 at 5:00 p.m. New York City time. Holders of approximately $148,000,000 in principal amount of the Old Notes exchanged their Old Notes for approximately $148,000,000 in principal amount of Secured Notes and Warrants to purchase approximately 1,569,000 shares of Delta’s common stock.

Delta will promptly issue certificates evidencing the Secured Notes and Warrants to the record holders of Old Notes who participated in the Exchange Offer.

Founded in 1982, Delta is a Woodbury, New York-based specialty consumer finance company engaged in originating, selling and servicing non-conforming home equity loans. Delta’s loans are primarily secured by first mortgages on one- to four-family residential properties. Delta originates home equity loans primarily in 27 states. Loans are originated through a network of approximately 1,500 brokers and Delta’s Fidelity Mortgage retail offices. Prior to July 1, 2000, loans were also purchased through a network of approximately 120 correspondents. Since 1991, Delta has sold approximately $6.4 billion of its mortgages through 27 AAA rated securitizations. At September 30, 2000, Delta’s servicing portfolio was approximately $3.6 billion.

CAUTIONARY STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Delta to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to various factors, including those set forth under the captions “Cautionary Statements” and/or “Risk Factors” in the Company’s filings with the Securities and Exchange Commission.